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ASPECT COMMUNICATIONS CORPORATION

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January 7, 2003

Rajeev Kumar
Senior Analyst
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Dear Mr. Kumar:

Thank you for meeting with us on Friday. We hope that the meeting was helpful and that you now better understand why we believe that the current proposal of a $50 million investment by Vista Equity Partners is the best option for Aspect’s continued success.

As we discussed, the Board and its advisors carefully studied a variety of financing alternatives, including public offerings; however, we would like to amplify some portions of our discussion.

A Rights Offering Is Not The Best Alternative For Aspect

In theory, we recognize that a rights offering has some egalitarian appeal. In a rights offering, every existing shareholder can theoretically prevent dilution of such shareholder’s ownership position in Aspect through proportionate participation in the offering. However, the reality is that based on current market conditions and conversations with our shareholders, there is little indication that there will be strong participation by our institutional shareholders in a rights offering. Furthermore, we have a significant number of retail investors—approximately 33% of our outstanding stock. Given the current economy and the state of the markets in general, we believe retail investor participation in a rights offering is also likely to be low.

Scepter’s Proposal May Cause Greater Dilution To Non-Participating Shareholders

In light of the above, we strongly believe that a rights offering like the one suggested by Scepter would fall well short of full participation by the Company’s shareholders. While Scepter stated its intent to backstop a portion of the financing if a rights offering is undersubscribed, the result would be that Scepter would end up acquiring a significant portion of the rights offering assuming it followed through with its proposed commitment to back up financing. If that were the case, significant dilution to existing non-participating shareholders would occur and Scepter would end up controlling a large position in the Company’s stock. In addition, Scepter’s proposal ignores the risk and uncertainty to the Company of abandoning a relatively certain financing and engaging in a time-consuming public rights offering process—replacing the known with the unknown.

Scepter Lacks the Support of Aspect Shareholders

As you know, Scepter has stated its intent to attempt to replace Aspect’s Board of Directors if the Company’s proposal is defeated on January 21, 2003. However, as Scepter noted in its filing on Friday, January 3, 2003, it “does not own the requisite ten percent to call a Special Meeting at this time.” As of today, Scepter has not notified the Company that it has found shareholders to join it to reach the very low threshold of 10% of Aspect’s shares to support its attempt to call a Special Meeting. Scepter’s lack of management experience, its history of opportunistic, short-term investing, and the clear conflicts of interest between its investment philosophy and the long-term interests of other Aspect shareholders are all factors that we believe inhibit Scepter from finding shareholders to support its position.

Our Share Price Could Collapse

If, as Scepter is advocating, shareholders vote against the Board-approved transaction with Vista, we believe there is a very real risk that our stock price could decline significantly as the most viable solution to the “put” overhang would be eliminated. In addition, we believe the reemergence of the “put” overhang could then trigger the same short selling that occurred in Aspect’s stock last summer.

Additional Considerations

The terms of the Vista transaction, including those related to conversion, support Vista’s long term investment philosophy in Aspect. In addition, Aspect’s current Board would be expanded to include two new highly-qualified Board members from Vista who are committed to enhancing long-term value for all Aspect shareholders.

In closing, we think it is important for you to understand that there is only one viable transaction for shareholders to approve at our January 21 Special Meeting—the Vista transaction. We understand that in its conversation with you, Scepter indicated it did not question the advisability of our Board’s decision based on the conditions that existed at the time. We are glad it acknowledged that our Board made the right decision for Aspect’s shareholders. However, we believe it is just as important to acknowledge that given the rapidly approaching put date, the uncertainty of any rights offering in the current market, and the nature of Scepter’s investment activities with respect to the Company’s common stock and debentures, the reasons for supporting the Vista transaction are still sound today.

Sincerely,

/s/    Beatriz V. Infante

Beatriz V. Infante, Chairman, President & Chief Executive Officer

/s/    Gary A. Wetsel

Gary A. Wetsel, Chief Financial Officer